SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported) :
                                 August 17, 2004


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                                       11-2408943
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)


767 Fifth Avenue, New York, New York                      10153
(Address of principal executive offices)               (Zip Code)

                         Commission File Number: 1-14064

                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)



ITEM 12.    Results of Operations and Financial Conditions

On August 17, 2004, The Estee Lauder Companies Inc. issued a press release announcing its fiscal 2004 full year and fourth quarter results and its estimated fiscal 2005 first half and full year results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                 THE ESTEE LAUDER COMPANIES INC.



Date:  August 17, 2004                             By:  /s/Richard W. Kunes
                                                      ---------------------
                                                           Richard W. Kunes
                                                        Senior Vice President
                                                     and Chief Financial Officer
                                                        (Principal Financial and
                                                           Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.   Description
-----------   -----------

99.1          Press release dated August 17, 2004 of the Estee Lauder
              Companies Inc.

                                                                Exhibit No. 99.1
THE                                                                     Contact:
ESTEE                                                        Investor Relations:
LAUDER                                                           Dennis D'Andrea
COMPANIES INC.                                                    (212) 572-4384



767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

          ESTEE LAUDER COMPANIES REPORTS 14% FULL YEAR NET SALES GROWTH

                  PER SHARE EARNINGS FROM CONTINUING OPERATIONS
                              INCREASE 26% TO $1.62

        EXPECTS FISCAL 2005 EARNINGS PER SHARE OF BETWEEN $1.88 AND $1.93

New York, NY, August 17, 2004 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its fiscal year ended June 30, 2004 of $5.79 billion, a 14% increase over the $5.10 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 9% for the year.

For the full fiscal year 2004, the Company reported net earnings attributable to common stock from continuing operations of $375.4 million, up 24% from $302.2 million last year (giving effect to preferred stock dividends in both periods). Diluted earnings per common share from continuing operations for the year rose 26% to $1.62 from $1.29 reported in the prior year. Net earnings attributable to common stock, including discontinued operations, were $342.1 million for the year ended June 30, 2004, up 15% compared with $296.4 million in the prior year. Diluted earnings per common share, including discontinued operations for the year, increased 17% to $1.48 compared with $1.26 reported in the prior year.

Fiscal year 2003 results included a special pre-tax charge, which was recorded in the fourth quarter of that year, of $22.0 million, or $13.5 million after-tax, equal to $.06 per diluted share, in connection with a pending settlement of a class action lawsuit brought against a number of defendants, including the Company.

Excluding the special charge taken in the prior year, net earnings attributable to common stock from continuing operations for fiscal year 2004 increased 19%, and diluted earnings per share from continuing operations increased 21%. A reconciliation between GAAP and non-GAAP financial measures for fiscal 2003 can be found on pages 7 and 8 of this press release.

William P. Lauder, President and Chief Executive Officer, said, "Fiscal 2004 was a year when we exceeded our expectations. We began the year with strong financial targets, revised them upward as the U.S. retail environment improved, and ended the year with outstanding results. Our worldwide brand recognition and innovative products provided the basis for across the board sales growth in all product categories and geographic regions. Our international business grew double-digits, while domestically a rebound in consumer sentiment generated solid sales increases. Strong sales growth, cost of sales improvements and operating expense discipline led to an 80 basis point operating margin improvement and our strong 21% earnings per share growth.

We'll look to carry this momentum into the new fiscal year setting our sights on continued growth and our long-term objectives. We expect to benefit from further building our brands, expanding our markets globally and diversifying our channels of distribution. We are committed to profitable growth, and will continue to demonstrate our ability to turn top line growth into greater bottom line value for our stockholders."

Fourth Quarter Results
----------------------

Net sales for the quarter ended June 30, 2004, increased 15% to $1.40 billion, compared with $1.22 billion in the fourth quarter of fiscal 2003. Excluding the impact of foreign currency translation, net sales increased 12% in the fourth quarter. Net sales in the quarter increased double-digits in skin care, makeup and fragrance, while hair care increased high-single-digits. Net sales increased also in each geographic region, reflecting double-digit growth in Europe, the Middle East & Africa and Asia/Pacific and high-single-digit growth in the Americas. In constant currency, net sales increased in each product category and geographic region. The Company reported net earnings attributable to common stock from continuing operations for the fourth quarter of fiscal year 2004 of $71.3 million, up 41% from $50.6 million in the same prior-year period. Diluted earnings per common share from continuing operations for the three months ended June 30, 2004 were $.31, a 41% increase from $.22 reported in the same prior-year period. Net earnings attributable to common stock, including discontinued operations, were $71.1 million for the current three months, a 51% increase compared with $47.2 million in the same period last year, while diluted earnings per common share for the fiscal 2004 fourth quarter increased 51% to $.31 compared with $.20 reported in the prior-year period.

Excluding the special charge in the three months ended June 30, 2003, net earnings attributable to common stock and diluted earnings per share from continuing operations for the current quarter both increased 11%.

Results by Product Category
---------------------------

Net sales of skin care products for the year increased 13% to $2.14 billion on a reported basis and rose 8% in local currencies. The higher sales were supported by recent launches from Estee Lauder of Hydra Complete Multi-Level Moisture Creme and Idealist Micro-D Deep Thermal Refinisher, as well as strong sales of Re-Nutriv Intensive Lifting products. Strong sales of Repairwear Day SPF 15 Intensive Cream and Pore Minimizer by Clinique, as well as its 3-Step Skin Care System also contributed to the category's growth. The increase also reflects the inclusion of a full year of sales of the Darphin line of products, which are primarily skin care, and growth in developing brands.

Makeup sales for the year rose 14% to $2.15 billion on a reported basis and increased 10% in local currencies. In addition to solid growth from M.A.C and Bobbi Brown, the higher sales reflect new or recent product introductions such as Perfectly Real Makeup, High Impact Mascara, High Impact Eye Shadow and Colour Surge Bare Brilliance from Clinique, as well as Electric Intense LipCreme, Ideal Matte Refinishing Makeup SPF 8, and Artist's Lip and Eye Pencils by Estee Lauder.

Fragrance sales on a reported basis increased 15% to $1.22 billion compared to the prior year and rose 10% in local currencies. The higher sales were generated from the current year launches of Estee Lauder Beyond Paradise, Aramis Life, Clinique Simply and Tommy Jeans. Fragrance sales also benefited from improved results in the Company's travel retail business. These increases were partially offset by lower sales of Estee Lauder pleasures, Intuition and Beautiful by Estee Lauder, certain Tommy Hilfiger fragrances and Clinique Happy.

Sales of hair care products for the year rose 9% to $249.4 million on a reported basis and increased 7% in local currencies. The increase reflects higher sales at Aveda and Bumble and bumble due to growth in existing and new points of distribution, as well as the success of new and existing products.

Operating income increased in skin care, makeup and hair care due to higher sales. Fragrance operating income decreased reflecting the soft domestic fragrance market, coupled with increased support spending behind recent product launches and their international rollout, as well as development costs for future fragrance launches and new brands.

Results by Geographic Region
----------------------------

In the Americas, net sales for the year increased 7% to $3.15 billion. The increase is due to the success of new and certain existing products, strong growth from most brands and solid increases from most of the Company's freestanding retail stores, all of which reflected the strengthening retail environment during the year. All product categories in this region had sales growth. Operating income in the Americas increased primarily due to higher sales resulting from an improved retail environment, strong product launches and growth from newer brands.

In Europe, the Middle East & Africa, net sales increased 24% from the prior year to $1.87 billion, and rose 14% in local currency. The Company's travel retail business continued its strong recovery in the current year compared with the prior year. In constant currency, the Company experienced sales growth in most countries, led by strong sales in the United Kingdom, Spain, Greece and Russia. The region also benefited from a full year of sales of Darphin, which makes the majority of its sales in Europe. These increases were partially offset by lower sales in Italy, Switzerland, Germany and France. Operating profitability increased, primarily due to the increase in the Company's travel retail business and improvements in a number of countries including the United Kingdom and Spain, as well as the inclusion of a full year of results from Darphin.

Asia/Pacific net sales grew 17% over the prior year to $771.4 million. On a local currency basis, Asia/Pacific net sales rose 9%. In local currency every country experienced sales growth, led by double-digit increases in China, Taiwan, Thailand, Hong Kong and Malaysia. Sales in Japan increased slightly in the year. Operating profit in the region increased, reflecting improved results in Taiwan, Hong Kong and Thailand.

Cash Flow
---------

For the twelve months ended June 30, 2004, the Company generated $669.8 million in cash flow from operating activities, a 21% increase over the prior-year period. The increase primarily resulted from higher net earnings and improvements in certain working capital components. Operating cash flow was utilized primarily for the redemption of long-term debt (i.e., most of the redeemable preferred stock), capital investments, the repurchase of shares of the Company's Class A Common Stock and dividend payments.

Estimate of Fiscal 2005 First Half and Full Year
------------------------------------------------

Net sales for the first half of fiscal 2005 are expected to grow between 8% and 9% in dollars, including a benefit of slightly less than one percent due to foreign currency exchange, versus fiscal 2004's first half. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, hair care and makeup are expected to be the leading growth categories, followed by skin care, while fragrance is expected to decline slightly. The Company expects to achieve diluted earnings per share of between $.95 and $.98 for the first half as it continues to invest in advertising, sampling and merchandising and support significant launch activity.

For the Company's fiscal 2005 full-year results, reported net sales are expected to grow between 7% and 8% versus fiscal 2004, which reflects a modest negative foreign currency translation impact. At the same time the Company expects to achieve diluted earnings per share of between $1.88 and $1.93 for the fiscal 2005 year. Geographic region net sales growth in constant currency is expected to be led by the Americas, followed by Europe, the Middle East & Africa and Asia/Pacific. On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," and "estimate," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2005 First Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
        (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
        (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
        (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
        (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

        (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
        (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings;
        (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
        (8) changes in global or local economic conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying the Company's critical accounting estimates;
        (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e. focus factories);
       (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold and the costs associated with our other facilities;
       (11) changes in product mix to products which are less profitable;
       (12) the Company's ability to acquire or develop new information and distribution technologies, on a timely basis and within the Company's cost estimates;
       (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
       (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors and Rodan & Fields.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
--------------------
                                - Tables Follow -


                                          THE ESTEE LAUDER COMPANIES INC.
                                          SUMMARY OF CONSOLIDATED RESULTS
                                    (Dollars in millions, except per share data)



                                                              Three Months Ended                   Year Ended
                                                                   June 30                           June 30
                                                              ------------------     Percent       ----------        Percent
                                                                2004       2003      Change       2004       2003    Change
                                                                ----       ----      ------       ----       ----    ------

Net Sales.................................................     $1,403.1   $1,219.3    15.1%    $5,790.4    $5,096.0   13.6%

Cost of sales.............................................        340.9      287.3              1,476.3     1,324.4
                                                               --------   --------              -------    --------
Gross Profit..............................................      1,062.2      932.0    14.0%     4,314.1     3,771.6   14.4%
                                                               --------   --------              -------    --------
       Gross Margin.......................................         75.7%      76.4%                74.5%       74.0%

Operating expenses:
   Selling, general and administrative....................        934.6      816.9              3,651.3     3,225.6
   Special charges (A)....................................          -         22.0                  -          22.0
   Related party royalties................................          1.9        5.5                 18.8        20.3
                                                               --------   --------             --------    --------
                                                                  936.5      844.4    10.9%     3,670.1     3,267.9   12.3%
                                                               --------   --------             --------    --------
       Operating Expense Margin...........................         66.7%      69.2%                63.4%       64.1%

Operating Income .........................................        125.7       87.6    43.5%       644.0       503.7   27.9%
       Operating Income Margin............................          9.0%       7.2%                11.1%        9.9%

Interest expense, net (B).................................          5.3        1.1                 27.1         8.1
                                                               --------   --------             --------    --------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations............................        120.4       86.5    39.2%       616.9       495.6   24.5%

Provision for income taxes................................         46.9       27.3                232.6       163.3
Minority interest, net of tax.............................         (2.2)      (2.8)                (8.9)       (6.7)
                                                               --------   --------             --------    --------
Net Earnings from Continuing Operations...................         71.3       56.4    26.4%       375.4       325.6   15.3%

Discontinued operations, net of tax (C)...................         (0.2)      (3.4)               (33.3)       (5.8)
                                                               --------   --------             --------    --------
Net Earnings..............................................         71.1       53.0    34.2%       342.1       319.8    7.0%
Preferred stock dividends (B).............................          -          5.8                  -          23.4
                                                               --------   --------             --------    --------
Net Earnings Attributable to Common Stock.................     $   71.1   $   47.2    50.6%    $  342.1    $  296.4   15.4%
                                                               ========   ========             ========    ========

Basic net earnings per common share:
   Net earnings attributable to common stock from
     continuing operations................................     $    .31   $    .22    42.1%    $   1.65    $   1.30   26.6%
   Discontinued operations................................         (.00)      (.01)                (.15)       (.03)
                                                               --------   --------             --------    --------
   Net earnings attributable to common stock..............     $    .31   $    .21    51.9%    $   1.50    $   1.27   17.8%
                                                               ========   ========             ========    ========

Diluted net earnings per common share:
   Net earnings attributable to common stock from
     continuing operations................................     $    .31   $    .22    40.9%    $   1.62    $   1.29   25.9%
   Discontinued operations................................         (.00)      (.02)                (.14)       (.03)
                                                               --------   --------             --------    --------
   Net earnings attributable to common stock..............     $    .31   $    .20    50.6%    $   1.48    $   1.26   17.0%
                                                               ========   ========             ========    ========

Weighted average common shares outstanding:
   Basic..................................................        227.9      229.8                228.2       232.6
   Diluted................................................        232.2      232.2                231.6       234.7


                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS
                      (In millions, except per share data)

(A) Fiscal 2003 includes a special pre-tax charge of $22.0 million, or $13.5 million after-tax, equal to $.06 per diluted share, in connection with the pending settlement of a class action lawsuit brought against various defendants, including the Company. This earnings release includes some non-GAAP financial measures relating to this charge. The following sets forth a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain statement of earnings accounts before and after the special charge. The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business. Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods. There were no events or transactions in fiscal 2004 for which the Company believes such a presentation would be relevant.

                                                              Three Months Ended June 30
                                               -----------------------------------------------------------
                                                  2004                        2003                              % Change
                                               -----------    --------------------------------------------      Fiscal 2004
                                                                                                                  versus
                                                                                Special      Before Special     Prior Year
                                               As Reported    As Reported       Charge          Charge        Before Charge
                                               -----------    -----------       ------          ------        -------------

Net Sales...................................    $1,403.1         $1,219.3                      $1,219.3            15.1%
Cost of sales...............................       340.9            287.3                         287.3
                                                --------         --------                      --------
Gross Profit................................     1,062.2            932.0                         932.0            14.0%
                                                --------         --------                      --------
       Gross Margin.........................        75.7%            76.4%                         76.4%
Operating expenses..........................       936.5            844.4        $22.0            822.4            13.9%
                                                --------         --------        -----         --------
       Operating Expense Margin ............        66.7%            69.2%                         67.4%
Operating Income............................       125.7             87.6         22.0            109.6            14.7%
       Operating Income Margin .............         9.0%             7.2%                          9.0%
Provision (benefit) for income taxes........        46.9             27.3         (8.5)            35.8
Net Earnings from Continuing Operations.....        71.3             56.4         13.5             69.9             2.0%
Discontinued operations, net of tax.........        (0.2)            (3.4)         -               (3.4)
                                                --------         --------        -----         --------
Net Earnings................................        71.1             53.0         13.5             66.5             6.9%
Preferred stock dividends...................         -               (5.8)         -               (5.8)
                                                --------         --------        -----         --------
Net Earnings Attributable to Common Stock...    $   71.1         $   47.2        $13.5         $   60.7            17.1%
                                                ========         ========        =====         ========

------------------------------------------------------------------------------------------------------------------------
Net Earnings from Continuing Operations ....    $   71.3         $   56.4        $13.5         $   69.9             2.0%
Preferred stock dividends...................         -               (5.8)         -               (5.8)
                                                --------         --------        -----         --------
Net Earnings Attributable to Common Stock
  from Continuing Operations................    $   71.3         $   50.6        $13.5         $   64.1            11.2%
                                                ========         ========        =====         ========
------------------------------------------------------------------------------------------------------------------------
Diluted net earnings per common share:
Net earnings attributable to common stock from
   continuing operations....................    $    .31         $    .22        $ .06         $    .28            11.2%
Net earnings attributable to common stock...         .31              .20          .06              .26            17.1%


                                               THE ESTEE LAUDER COMPANIES INC.
                                              SUMMARY OF CONSOLIDATED RESULTS
                                            (In millions, except per share data)

                                                                      Year Ended June 30
                                              ------------------------------------------------------------
                                                  2004                        2003                              % Change
                                               -----------    ---------------------------------------------    Fiscal 2004
                                                                                                                  versus
                                                                               Special      Before Special     Prior Year
                                               As Reported    As Reported       Charge          Charge        Before Charge
                                               -----------    -----------       ------          ------        -------------

Net Sales...................................    $5,790.4         $5,096.0                      $5,096.0            13.6%
Cost of sales...............................     1,476.3          1,324.4                       1,324.4
                                                --------         --------                      --------
Gross Profit................................     4,314.1          3,771.6                       3,771.6            14.4%
                                                --------         --------                      --------
       Gross Margin.........................        74.5%            74.0%                         74.0%
Operating expenses..........................     3,670.1          3,267.9        $22.0          3,245.9            13.1%
                                                --------         --------        -----         --------
       Operating Expense Margin ............        63.4%            64.1%                         63.7%
Operating Income............................       644.0            503.7         22.0            525.7            22.5%
       Operating Income Margin .............        11.1%             9.9%                         10.3%
Provision (benefit) for income taxes........       232.6            163.3         (8.5)           171.8
Net Earnings from Continuing Operations.....       375.4            325.6         13.5            339.1            10.7%
Discontinued operations, net of tax.........       (33.3)            (5.8)         -               (5.8)
                                                --------         --------        -----         --------
Net Earnings................................       342.1            319.8         13.5            333.3             2.6%
Preferred stock dividends...................         -              (23.4)         -              (23.4)
                                                --------         --------        -----         --------
Net Earnings Attributable to Common Stock...    $  342.1         $  296.4        $13.5         $  309.9            10.4%
                                                ========         ========        =====         ========

------------------------------------------------------------------------------------------------------------------------
Net Earnings from Continuing Operations ....    $  375.4         $  325.6        $13.5         $  339.1            10.7%
Preferred stock dividends...................         -              (23.4)         -              (23.4)
                                                --------         --------        -----         --------
Net Earnings Attributable to Common Stock
  from Continuing Operations................    $  375.4         $  302.2        $13.5         $  315.7            18.9%
                                                ========         ========        =====         ========
------------------------------------------------------------------------------------------------------------------------
Diluted net earnings per common share:
Net earnings attributable to common stock
   from continuing operations...............    $   1.62         $  1.29         $ .06         $  1.35             20.5%
Net earnings attributable to common stock...        1.48            1.26           .06            1.32             11.9%


(B) Beginning in fiscal 2004, the Company adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This rule requires that, among other things, mandatorily redeemable instruments be classified as a liability. Based on the provisions of this statement, the Company has classified its Cumulative Redeemable Preferred Stock as a liability and characterized the related dividends of the current periods as interest expense. Such dividends are not deductible for income tax purposes and, as a result, adoption of the new standard increases the Company's effective tax rate. This statement has no effect on the Company's net earnings attributable to common stock, earnings per common share or financial condition. Because the preferred stock dividends are included in net earnings, they are not shown as dividends paid in the statement of cash flows. In June 2004, the Company redeemed $291.6 million of its redeemable preferred stock.

(C) In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. Prior to the sale of the business, in December 2003, the Company committed to a plan to sell such assets and operations. At the time the decision was made, circumstances warranted that the Company conduct an assessment of the tangible and intangible assets of the jane business. Based on its assessment, the Company determined that the carrying amount of these assets as then reflected on the Company's consolidated balance sheets exceeded their estimated fair value. In accordance with the assessment and the closing of the sale, the Company recorded an after-tax charge to discontinued operations of $33.3 million for the fiscal year ended June 30, 2004. The charge represents the impairment of goodwill in the amount of $26.4 million; the reduction in value of other tangible assets in the amount of $2.1 million, net of taxes; and the reporting unit's operating loss of $4.8 million, net of tax. Included in the operating loss of the fiscal year were additional costs associated with the sale and discontinuation of the business. All consolidated statements of earnings information for prior periods has been restated for comparative purposes, including the restatement of the makeup product category and the Americas region data.

                                      THE ESTEE LAUDER COMPANIES INC.
                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                               (In millions)

                                                                                            June 30         June 30
                                                                                              2004            2003
                                                                                              ----            ----
                                                       ASSETS
Current Assets
Cash and cash equivalents...............................................................    $  611.6        $  364.1
Accounts receivable, net................................................................       664.9           634.2
Inventory and promotional merchandise, net..............................................       653.5           599.0
Prepaid expenses and other current assets...............................................       269.2           247.6
                                                                                            --------        --------
     Total Current Assets...............................................................     2,199.2         1,844.9
                                                                                            --------        --------

Property, Plant and Equipment, net......................................................       647.0           607.7
Other Assets  ..........................................................................       861.9           897.3
                                                                                            --------        --------
     Total Assets.......................................................................    $3,708.1        $3,349.9
                                                                                            --------        --------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt.........................................................................    $   73.8        $    7.8
Accounts payable........................................................................       267.3           229.9
Other current liabilities...............................................................       980.9           815.9
                                                                                            --------        --------
     Total Current Liabilities..........................................................     1,322.0         1,053.6
                                                                                            --------        --------

Noncurrent Liabilities
Long-term debt..........................................................................       461.5           283.6
Other noncurrent liabilities and minority interest......................................       191.1           229.1
Cumulative Redeemable Preferred Stock, at redemption value..............................         -             360.0
Total Stockholders' Equity..............................................................     1,733.5         1,423.6
                                                                                            --------        --------
     Total Liabilities and Stockholders' Equity.........................................    $3,708.1        $3,349.9
                                                                                            ========        ========

                                              SELECTED CASH FLOW DATA
                                                   (In millions)
                                                                                                   Year Ended
                                                                                                     June 30
                                                                                                 ----------------
                                                                                                 2004         2003
                                                                                                 ----         ----
Cash Flows from Operating Activities
   Net earnings.........................................................................         $342.1       $319.8
   Depreciation and amortization........................................................          191.7        174.8
   Deferred income taxes................................................................           18.3         36.5
   Discontinued operations..............................................................           33.3          -
   Other items..........................................................................           17.6          9.1
   Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable, net..................................          (18.4)        38.6
       Increase in inventory and promotional merchandise, net...........................          (45.7)       (15.7)
       Increase in accounts payable and other accrued liabilities.......................          122.6         49.7
       Other operating assets and liabilities, net......................................            8.3        (59.7)
                                                                                                 ------       ------
         Net cash flows provided by operating activities................................         $669.8       $553.1
                                                                                                 ======       ======

   Capital expenditures.................................................................          206.5        163.1
   Repayments and redemptions of long-term debt.........................................          293.7        135.8
   Payments to acquire treasury stock...................................................          115.9        352.5
   Dividends paid.......................................................................           68.5         81.7

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